Exhibit 21






Subsidiaries of the Registrant

         The information below is provided, as of March 29, 1999, with respect to the subsidiaries of Registrant. The names of certain inactive subsidiaries and other consolidated subsidiaries of Registrant have been omitted because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                                                         Percentage of Voting
                                                        Organized Under                   Securities Owned by
Name                                                      the Laws of                      Immediate Parent

Curtiss-Wright Flight Systems, Inc.                         Delaware                             100%

Metal Improvement Company, Inc.                             Delaware                             100%

Curtiss-Wright Flow Control Corporation                     New York                             100%

Curtiss-Wright Flow Control Service Corporation             Delaware                             100%

Curtiss-Wright Flight Systems Europe A/S                    Denmark                              100%

Curtiss-Wright Foreign Sales Corp.                          Barbados                             100%

Curtiss-Wright Antriebstechnik GmbH                        Switzerland                           100%
